   As filed with the Securities and Exchange Commission on June 15, 2001

                                                    Registration No. 333-_____
==============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                       EQUITY RESIDENTIAL PROPERTIES TRUST
      (Exact name of registrant as specified in its governing instrument)

         Maryland                                    13-3675988
 (State of Organization)              (I.R.S. Employer Identification Number)

                      Two North Riverside Plaza, Suite 400
                             Chicago, Illinois 60606
                    (Address of principal executive offices)

                               Douglas Crocker II
                      President and Chief Executive Officer
                       Equity Residential Properties Trust
                      Two North Riverside Plaza, Suite 400
                             Chicago, Illinois 60606
                     (Name and address of agent for service)

                                   COPIES TO:
                           Bradley A. Van Auken, Esq.
                       Equity Residential Properties Trust
                      Two North Riverside Plaza, Suite 400
                             Chicago, Illinois 60606
                                 (312) 474-1300

         Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement becomes effective.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                           CALCULATION OF REGISTRATION FEE

================================================================= ============= ================== ================= =============
                                                                                                       PROPOSED
                                                                                                       MAXIMUM
                                                                   AMOUNT TO    PROPOSED MAXIMUM      AGGREGATE       AMOUNT OF
                      TITLE OF CLASS                                   BE        AGGREGATE PRICE    OFFERING PRICE   REGISTRATION
              OF SECURITIES BEING REGISTERED                       REGISTERED     PER SHARE(1)           (1)            FEE(1)
----------------------------------------------------------------- ------------- ------------------ ----------------- -------------
Common Shares of Beneficial Interest, $.01 par value per share...    869,760       $54.90             $47,749,824      $11,938
----------------------------------------------------------------- ------------- ------------------ ----------------- -------------

(1) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) based on the average of the high and low reported sales prices on the New York Stock Exchange on June 11, 2001.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

==============================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This prospectus is neither an offer to sell nor a solicitation of an offer to buy these securities in any jurisdiction where such offer or sale is unlawful.

                              SUBJECT TO COMPLETION
                               DATED JUNE 15, 2001


PROSPECTUS

                                 869,760 SHARES
                       EQUITY RESIDENTIAL PROPERTIES TRUST
                      COMMON SHARES OF BENEFICIAL INTEREST


         This prospectus relates to the offer and sale from time to time of up to 809,760 of our common shares of beneficial interest by the persons listed below, who may become shareholders of Equity Residential Properties Trust. In this prospectus we refer to these persons as the selling shareholders. We may issue up to 809,760 common shares to the selling shareholders, upon their request, in exchange for their units of limited partnership interest in ERP Operating Limited Partnership, our operating partnership. Our registration of these common shares is not meant to imply that the selling shareholders will offer or sell any of these common shares.

         The selling shareholders may offer their common shares through public or private transactions, on or off the New York Stock Exchange, at prevailing market prices, or at privately negotiated prices. The selling shareholders may sell their common shares directly or through agents or broker-dealers acting as principal or agent, or in a distribution by underwriters.

         This prospectus also relates to the possible issuance by us of up to 60,000 of our common shares of beneficial interest if, and to the extent that, holders of up to 60,000 units of limited partnership interest of ERP exchange those units for our common shares. In this prospectus, we refer to these shares as exchange shares.

         We are registering the common shares to permit the holders to sell without restriction in the open market or otherwise, but the registration of the common shares does not necessarily mean that any holders will elect to redeem their units. Also, we may elect to pay cash for the units tendered rather than issue common shares. Although we will incur expenses in connection with the registration of the 869,760 common shares, we will not receive any cash proceeds upon their issuance.

         The common shares are listed on the New York Stock Exchange under the symbol "EQR".

                           -----------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -----------------------

               The date of this prospectus is June __, 2001.

                                TABLE OF CONTENTS

                                                                  Page
                                                                  ----
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...............   3

AVAILABLE INFORMATION...........................................   3

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.................   3

THE COMPANY.....................................................   5

NO PROCEEDS TO THE COMPANY......................................   5

SELLING SHAREHOLDERS............................................   5

EXCHANGE SHARES.................................................   9

ADDITIONAL FEDERAL INCOME TAX CONSIDERATIONS....................   9

PLAN OF DISTRIBUTION...........................................   10

EXPERTS........................................................   11

LEGAL MATTERS..................................................   11


         No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained or incorporated by reference in this prospectus in connection with the offering covered by this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the common share, in any jurisdiction where, or to any person to whom to whom, it is unlawful to make any such offer or solicitation. Neither the delivery of this prospectus nor any offer or sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this prospectus or in our affairs since the date hereof.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Information contained in or incorporated by reference into this prospectus and any accompanying prospectus supplement contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"). We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in that section. These forward-looking statements relate to, without limitation, our anticipated future economic performance, our plans and objectives for future operations and projections of revenue and other financial items, which can be identified by the use of forward-looking words such as "may," "will," "should," "expect," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terms. The cautionary statements under the caption "Risk Factors" contained in our Annual Report on Form 10-K for the year ended December 31, 2000, which is incorporated herein by reference, and other similar statements contained in this prospectus or any accompanying prospectus supplement identify important factors with respect to forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements.

                              AVAILABLE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, we are required to file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You may inspect and copy these reports, proxy statements and other information at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. You may also obtain copies of the reports, proxy statements and other information from the Public Reference Section of the Commission, Washington, D.C. 20549, upon payment of prescribed rates, or in certain cases by accessing the Commission's World Wide Web site at http://www.sec.gov. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Our common shares are listed on the New York Stock Exchange under the symbol "EQR". Our reports, proxy statements and other information are also available for inspection at the offices of the New York Stock Exchange located at 20 Broad Street, New York, New York 10005.

         We have filed with the Commission a registration statement on Form S-3 (the "Registration Statement"), of which this prospectus is a part, under the Securities Act, with respect to the securities covered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, we refer the reader to the copy of such contract or document filed as an exhibit to the Registration Statement. Each such statement is qualified in all respects by this reference and the exhibits and schedules thereto. For further information about us and the common shares covered by this prospectus, we refer the reader to the Registration Statement and these exhibits and schedules which may be obtained from the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         We have filed the documents listed below with the Commission under the Exchange Act and these documents are incorporated into this prospectus by reference:

         a. Annual Report on Form 10-K for the year ended December 31, 2000.

         b. Quarterly Report on Form 10-Q for the period ended March 31, 2001.

         c. Second Amended and Restated Declaration of Trust (the "Declaration of Trust"), filed as Exhibit 3.1 to our Current Report on Form 8-K dated May 30, 1997, as amended or supplemented from time to time, including the amendment included in Appendix B to the prospectus contained in our Registration Statement on Form S-4 filed with the Commission on July 23, 1999.

         d.   Third Amended and Restated Bylaws (the "Bylaws"), filed as
              Exhibit 3.2 to our Quarterly Report on Form 10-Q for the period ended June 30, 1999.

         e. Definitive Proxy Statement relating to our Annual Meeting of Shareholders dated March 30, 2001.

         f. Description of our common shares contained in our registration statement on Form 8-A/A dated August 10, 1993.

         All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of all common shares under this prospectus will also be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing those documents.

         Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein will be modified or superseded by inconsistent statements in any document we file in the future that will be deemed incorporated by reference herein, including any prospectus supplement that supplements this prospectus. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any accompanying prospectus supplement. Subject to the foregoing, all information appearing in this prospectus and each accompanying prospectus supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

         We will provide, without charge, copies of all documents that are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) to each person, including any beneficial owner, to whom this prospectus is delivered upon written or oral request. Requests should be directed to Equity Residential Properties Trust, Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, Attention: Cynthia McHugh (telephone number: (312) 474-1300).

UNLESS OTHERWISE INDICATED, WHEN USED HEREIN, THE TERMS "WE" AND "US" REFER TO EQUITY RESIDENTIAL PROPERTIES TRUST, A MARYLAND REAL ESTATE INVESTMENT TRUST, AND ITS SUBSIDIARIES, INCLUDING ERP OPERATING LIMITED PARTNERSHIP, ITS OPERATING PARTNERSHIP.

                                   THE COMPANY

         We are an equity real estate investment trust, or REIT, formed to continue the multifamily property business objectives and acquisition strategies of certain affiliated entities controlled by Mr. Samuel Zell, Chairman of our Board of Trustees. We are the managing general partner of ERP Operating Limited Partnership, our operating partnership. We own, administer and manage all of our assets and conduct substantially all of our business through the operating partnership and its subsidiaries.

         Our executive offices are located at Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, and our telephone number is (312) 474-1300.

                           NO PROCEEDS TO THE COMPANY

         We will not receive any of the proceeds from sales of common shares offered by the selling shareholders or the issuance by us of the exchange shares. We will pay all of the costs and expenses incurred in connection with the registration under the Securities Act of the offering made hereby, other than any brokerage fees and commissions, fees and disbursements of legal counsel for the selling shareholders and share transfer and other taxes attributable to the sale of the offered common shares, which will be paid by the selling shareholders and future holders of the exchange shares.

                              SELLING SHAREHOLDERS

         We may issue up to 809,760 common shares to the selling shareholders if and to the extent that the selling shareholders who currently hold units of limited partnership interest in our operating partnership exchange their units of limited partnership interest and we issue common shares to them in exchange therefor. Following our issuance of these shares, the selling shareholders may resell the common shares covered by this prospectus as provided under the Plan of Distribution section of this prospectus or as described in an applicable prospectus supplement. In addition, some of the selling shareholders currently hold preference units in our operating partnership which must first be converted into non-preference units in accordance with their terms before they can be exchanged for common shares. The following table provides the name of each selling shareholder, the number of common shares to be owned upon exchange of units of limited partnership interest by each selling shareholder before any offering to which this prospectus relates, and the number of common shares that may be offered by each selling shareholder. All references to the term "selling shareholder" in this prospectus are hereby deemed to include all transferees, assignees, distributees or pledgees of any person identified herein as a selling shareholder. Assuming the redemption for common shares of all units of limited partnership held (or to be held upon conversion of preference units) by each selling shareholder, the number of common shares set forth in the following table is also the number of common shares owned by each selling shareholder prior to the offering, except as otherwise set forth therein. Because the selling shareholders may sell all or some of their offered common shares, no estimate can be made of the number of offered common shares that will be sold by the selling shareholders or that will be owned by the selling shareholders upon completion of the offering. We cannot assure you that the selling shareholders will sell any of the offered common shares. In addition, we may elect to pay cash for any units of limited partnership exchanged, rather than exchanging those units for common shares. The common shares covered by this prospectus represent less than one percent of the total common shares outstanding as of March 31, 2001.

                                                                  NUMBER OF COMMON SHARES
          NAME OF SELLING SHAREHOLDER                             OWNED AND OFFERED HEREBY
          ---------------------------                             ------------------------
R.E. Jones Management Company (Greenbriar), LLC                              184,175
The George Wasserman and Janice Wasserman Goldsten Family
Limited Liability Company(1)                                                  82,376
Jerome L. Rappaport                                                           63,133
1997 Vachel Trust                                                             52,014
R.E. Jones Investment Company                                                 48,462
Eleven Kings, Inc.                                                            35,369
Blair D. Neller(2)                                                            34,716
Henry H. Goldberg(3)                                                          29,509
Bread & Butter Trust                                                          25,776
Eight Kings, Inc.(9)                                                          20,161
The Martin & Carol Witte Trust                                                13,398
Carol B. Goldberg                                                             12,340
JCS II Limited Liability Company                                               9,502
Robert Unger & Beverly Unger                                                   9,490
Irrevocable Trust for Estelle Gelman                                           7,271
Sandra Sommer                                                                  7,257
Charles Bonan                                                                  6,326
Elizabeth Janet Bonan                                                          6,326
Martha Robertson                                                               6,326
Nancy Rappaport                                                                6,326
Phyllis E. Rappaport                                                           6,326
Virginia B. Adelson                                                            6,319
Paul M. Thomas, Jr., Family Trust(4)                                           6,249
Nine Kings, Inc.(9)                                                            6,133
George & Ethel Hoefler                                                         6,029
James W. Rappaport                                                             5,880
Judy Rapaport Maloney                                                          5,857
Elizabeth Jackson Rappaport                                                    5,582
Jerome L. Rappaport, Jr.                                                       5,210
Kimberlee Spicer Romanov                                                       4,666
Diversified Real Estate Holdings, LLC                                          3,959
Dr. Peter C. Ross                                                              3,758
Eliot & Marian Mizelle, Trustee                                                3,758
Amelia Rappaport Arambula                                                      3,635
Estate of Seon P. Bonan                                                        3,252
Theodore J. Shoolman                                                           3,252
Perry Hookman Revocable Trust                                                  3,057

Herman Boxer                                                                   2,977
Alan Geller(5)                                                                 2,761
8 1/2 Kings, LLC(9)                                                            2,285
Green-Solomon, Inc.                                                            2,220
Richard G. Littell, Esq.                                                       2,038
John Creed Bonan                                                               1,879
Barbara B. Zulick                                                              1,879
Jill Rapaport Glist                                                            1,860
Jonathan Rappaport                                                             1,860
Wendy Marlowe Coke                                                             1,711
Tracy Ann Keegan                                                               1,711
Diana Shoolman                                                                 1,711
Pines Whisper, Inc.                                                            1,675
Phyllis Rappaport, as Trustee for Carmen Arambula                              1,488
Phyllis Rappaport, as Trustee for Diego Arambula                               1,488
Phyllis Rappaport, as Trustee for Joaquin Arambula                             1,488
Phyllis Rappaport, as Trustee for Miguel Arambula                              1,488
Arledge Family Trust(6)                                                        1,443
Steven L. Black                                                                1,404
Delivertech, Inc.(7)                                                           1,360
James W. Rappaport, as Trustee for James W. Rappaport, Jr.                     1,116
James W. Rappaport, as Trustee for Jessica Rappaport                           1,116
James W. Rappaport, as Trustee for Joshua Ryan Rappaport                       1,116
Jerome L. Rappaport, Jr., as Trustee for Elizabeth Rappaport                   1,116
Jerome L. Rappaport, Jr., as Trustee for Jennifer Rappaport                    1,116
Martha Robertson, Trustee for Colby Robertson                                  1,116
Nancy Rappaport, Trustee for Cory Flavin                                       1,116
Nancy Rappaport, Trustee for Lyla Flavin                                       1,116
Nancy Rappaport, Trustee for Zoe Flavin                                        1,116
Melvin Gelman Trust                                                            1,104
Louis J. Boland                                                                1,018
Mrs. P. R. Connolly                                                            1,018
Vincent J. Fuller                                                              1,018
Albert Grollman, M.D.                                                          1,018
Harold M. Hagen, M.D.                                                          1,018
Tipton D. Jennings, IV                                                         1,018
Frank J. Krafft                                                                1,018
Arthur K. Mason                                                                1,018

John Mendenhall                                                                1,018
J. David Miller                                                                1,018
Donald W. Sigmund                                                              1,018
George A. Solack, M.D.                                                         1,018
Marilyn K. Sloane                                                              1,018
Eunice Taff                                                                    1,018
David N. Webster                                                               1,018
9 1/2 Kings, LLC(9)                                                              695
Ambergate, Inc.                                                                  675
David E. Gichner                                                                 508
Morton Ostrow                                                                    508
Michael M. Vlahos, M.D.                                                          508
Cove Investments, Inc.                                                           204
Society Property, Inc.                                                           204
Barbara S. Klein                                                                 132
Paul M. Thomas Jr.(8)                                                              7
                                                                             -------
TOTAL:                                                                       809,760
                                                                             =======

(1) In addition to the common shares set forth above, The George Wasserman and Janice Wasserman Goldsten Family Limited Liability Company is the beneficial owner of 286,178 additional common shares.
(2) Mr. Neller is President and Chief Executive Officer of Globe Business Resources, Inc., an affiliate of Equity Residential, and, in addition to the common shares set forth above, is the beneficial owner of 8,402 additional common shares, which are subject to certain ownership restrictions. Mr. Neller has agreed to continue to hold his units of limited partnership interest until at least January 4, 2002.
(3) Mr. Goldberg is a member of the Board of Trustees of Equity Residential. In addition to the common shares set forth above, he is the beneficial owner of 174,594 additional common shares, 122,268 additional units of limited partnership interest in the operating partnership and options exercisable within 60 days from the date of this prospectus to acquire 25,601 common shares.
(4) In addition to the common shares set forth above, the Paul M. Thomas, Jr., Family Trust is the beneficial owner of 18,898 additional common shares.
(5) In addition to the common shares set forth above, Alan Geller is the beneficial owner of 19,663 additional common shares.
(6) In addition to the common shares set forth above, the Arledge Family Trust is the beneficial owner of 8,660 additional common shares.
(7) In addition to the common shares set forth above, Delivertech, Inc. is the beneficial owner of 8,163 additional common shares.
(8) In addition to the common shares set forth above, Paul M. Thomas, Jr. is the beneficial owner of 43 additional common shares.
(9) These holders have agreed to continue to hold their units of limited partnership interest until at least July 12, 2001.

                                 EXCHANGE SHARES

         We may also issue up to 60,000 common shares to limited partners of our operating partnership to the extent they have or hereafter become entitled to receive additional units of limited partnership interest in our operating partnership by virtue of the terms of a Conveyance Agreement entered into in April 1998 by and among partnerships that formerly owned Glen Meadow Apartments and Highland Glen Apartments in Massachusetts and Grove Operating, L.P. The terms of the Conveyance Agreement provide for an additional "contingent earnout" payment to the former limited partners which, at the option of former limited partners, may be payable in units of limited partnership interest in our operating partnership, if and to the extent that apartment units included within Glen Meadow Apartments or Highland Glen Apartments become free of maximum rental restrictions imposed by virtue of agreements with the Massachusetts Housing Financing Agency and thereafter are rented to tenants at prevailing market rates free of all restrictions or become eligible for HUD Section 8 Preservation Assistance. Our operating partnership acquired Grove Operating, L.P., in October 2000 and has assumed the contingent earnout payment obligations. As of the date of this prospectus, our operating partnership has issued a total of 3,814 units of limited partnership interest to the partners of the former owner of Glen Meadow Apartments. Accordingly, we have estimated that after the date of this prospectus we will issue not more than 56,186 units of limited partnership interest in our operating partnership in connection with our contingent earn out payment obligations in respect of Glen Meadow Apartments and Highland Glen Apartments. We are registering the exchange shares as the common shares we may issue in the future if and when the holders of units of limited partnership interest in our operating partnership issued in satisfaction of the contingent earn out payment obligations exercise their rights to exchange such units of limited partnership interest into our common shares. No such exchanges are allowed for at least one year following the original issuance of units of limited partnership interest.

                  ADDITIONAL FEDERAL INCOME TAX CONSIDERATIONS

         The following discussion supplements the discussion under the heading "Federal Income Tax Considerations" in our 2000 annual report, which has been incorporated into this prospectus by reference. The following discussion summarizes the material federal income tax considerations that may be relevant to a selling shareholder who desires to have its units exchanged for common shares.

         TAX TREATMENT OF AN EXCHANGE OF UNITS. If a selling shareholder exchanges units of limited partnership interest in our operating partnership for common shares, the exchange will be a taxable event and, as a result, the selling shareholder will recognize gain or loss. The determination of the amount of gain or loss that will be recognized by a selling shareholder will be based on the difference between the amount realized for tax purposes and the tax basis in the selling shareholder's units. See "Basis of Units" below. The "amount realized" will be equal to the product of (i) the number of units exchanged, multiplied by the price of the common shares received on the date of the exchange plus (ii) the portion of our operating partnership's nonrecourse liabilities allocable to the units exchanged. To the extent that this amount exceeds the selling shareholder's tax basis in the units exchanged, the selling shareholder will recognize gain. The amount of gain the selling shareholder recognizes could exceed the value of the common shares that the selling shareholder receives if the selling shareholder has a "negative capital account." It is even possible that the tax liability resulting from this gain could exceed the value of the common shares that the selling shareholder receives.

         Except as described below, any gain recognized upon a sale or other disposition of units, which includes the exchange of units for common shares, will be treated as gain attributable to the sale or disposition of a capital asset. To the extent, however, that the amount realized by a selling shareholder in an exchange of units for common shares attributable to a selling shareholder's share of "unrealized receivables" of our operating partnership exceeds the selling shareholder's basis attributable to the "unrealized receivables", the excess will treated as ordinary income. Unrealized receivables include, to the extent not previously included in our operating partnership's income, any rights to payments for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income if our operating partnership had sold its assets at their fair market value at the time of the transfer of the units.

         For individuals, trusts and estates, net capital gain from the sale of an asset held 12 months or less is subject to tax at the applicable rate for ordinary income. For these taxpayers, the maximum rate of tax on the net capital gain from a sale or exchange of an asset held for more than 12 months generally is 20%. An exception to the general 20% rule applies, however, to net capital gains attributable to the sale of depreciable real property. Under the exception, gain attributable to prior depreciation deductions not otherwise recaptured as ordinary income under other depreciation recapture rules is subject to a rate of tax of 25%. The Internal Revenue Service has issued final Treasury regulations providing that the 25% rate applies to sales or exchanges of interests in partnerships that hold depreciable real property. Consequently, any gain on the sale or exchange of a unit held for more than 12 months could be treated partly as gain from the sale of depreciable real property subject to the 25% rate, partly as gain from the sale of a long-term capital asset subject to a 20% tax rate, and to the extent that the gain is attributable to unrealized receivables, partly as ordinary income.

         TAX TREATMENT OF A REDEMPTION OF UNITS. We have the right to pay to a selling shareholder cash in lieu of issuing common shares in exchange for units. If we elect to redeem units for cash, the tax consequences to a selling shareholder would depend on whether or not the redemption is a redemption of all of a selling shareholder's units. If the redemption is a redemption of all of a selling shareholder's units, the selling shareholder would recognize taxable gain only to the extent that the cash, plus the share of our operating partnership's nonrecourse liabilities allocable to the redeemed units, exceeded the selling shareholder's tax basis in all of the selling shareholder's units immediately before the redemption. On the other hand, the selling shareholder would recognize taxable loss only to the extent that the selling shareholder's tax basis in all of the selling shareholder's units immediately before the redemption exceeded the cash, plus the share of our operating partnership's nonrecourse liabilities allocable to the redeemed units. If the redemption is a redemption of less than all of the selling shareholder's units, the selling shareholder would not be permitted to recognize any loss occurring on the transaction and would recognize taxable gain only to the extent that the cash, plus the share of our operating partnership's nonrecourse liabilities allocable to the redeemed units, exceeded the selling shareholder's tax basis in all of the selling shareholder's units immediately before the redemption.

         BASIS OF UNITS. In general, a selling shareholder who originally received units in exchange for a contribution of property to our operating partnership had an initial tax basis in the units equal to the selling shareholder's basis in the contributed property. A selling shareholder's tax basis in the units generally is increased by the selling shareholder's share of our operating partnership's taxable income and increases in the selling shareholder's share of liabilities of our operating partnership, including any increase in the selling shareholder's share of nonrecourse liabilities. A selling shareholder's initial tax basis in the units generally is decreased, but not below zero, by the selling shareholder's share of our operating partnership's distributions, decreases in the selling shareholder's liabilities in our operating partnership, including nonrecourse liabilities, the selling shareholder's share of losses of our operating partnership, and the selling shareholder's share of nondeductible expenditures of our operating partnership that are not chargeable to capital.

         POTENTIAL APPLICATION OF THE DISGUISED SALE RULES TO A REDEMPTION OF UNITS. There is a risk that if a unit is redeemed, particularly if it is redeemed within two years of when it was issued, the IRS might contend that the original transaction pursuant to which the units were issued should be treated as a "disguised sale" of property. Under the disguised sale rules, unless an exception applies, a partner's contribution of property to a partnership and a simultaneous or subsequent transfer of money or other consideration, including the assumption of or taking subject to a liability, from the partnership to the partner may be treated as a sale, in whole or in part, of the property by the partner to the partnership. If money or other consideration is transferred by a partnership to a partner within two years of the partner's contribution of property, the transactions are presumed to be a sale of the contributed property unless the facts and circumstances clearly establish that the transfers do not constitute a sale. If two years have passed between the transfer of money or other consideration and the contribution of property, the transactions will not be presumed to be a sale unless the facts and circumstances clearly establish that the transfers constitute a sale.

         You are advised to consult with your own tax advisors regarding the specific tax consequences of the exchange or redemption of units, including the federal, state, local, foreign or other tax consequences relating thereto.

                              PLAN OF DISTRIBUTION

         Any of the selling shareholders may from time to time, in one or more transactions, sell all or a portion of the offered common shares on the New York Stock Exchange, in the over-the-counter market, on any other national securities exchange on which the common shares are listed or traded, in negotiated transactions, in underwritten transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the offered common shares from time to time will be determined by the selling shareholders and, at the time of such determination, may be higher or lower than the market price of the common shares on the New York Stock Exchange. In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from a selling shareholder or from purchasers of offered common shares for whom they may act as agents, and underwriters may sell offered common shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Under agreements that may be entered into by us, underwriters, dealers and agents who participate in the distribution of offered common shares may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. The offered common shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The methods by which the offered common shares may be sold include: (a) a block trade in which the broker-dealer so engaged will attempt to sell the offered common shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) an exchange distribution in accordance with the rules of the New York Stock Exchange; (e) privately negotiated transactions; and (f) underwritten transactions. The selling shareholders and any underwriters, dealers or agents participating in the distribution of the offered common shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the offered common shares by the selling shareholders and any commissions received by any such broker-dealers may be deemed to be underwriting commissions under the Securities Act.

         When a selling shareholder elects to make a particular offer of offered common shares, a prospectus supplement, if required, will be distributed which will identify any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from such selling shareholder and any other required information.

         In order to comply with the securities laws of certain states, if applicable, the offered common shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the offered common shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

         We will issue the exchange shares if, and to the extent that, holders of up to 60,000 units of limited partnership of our operating partnership exchange those units for the exchange shares not earlier than one year following the date on which the units are originally issued by our operating partnership. Therefore, the holders of the exchange shares will be free at such time to sell the exchange shares in accordance with the methods set forth in the first paragraph of this section.

         We have agreed to pay all costs and expenses incurred in connection with the registration under the Securities Act of the common shares registered hereunder, including, without limitation, all registration and filing fees, printing expenses and fees and disbursements of our counsel and accountants. The selling shareholders will pay any brokerage fees and commissions, fees and disbursements of their legal counsel and share transfer and other taxes attributable to the sale of the offered common shares. We have also agreed to indemnify each of the selling shareholders and their respective officers, directors and trustees and each person who controls (within the meaning of the Securities Act) such selling shareholder against certain losses, claims, damages, liabilities and expenses arising under the securities laws in connection with this offering. Each of the selling shareholders has agreed to indemnify us and our officers and trustees and each person who controls (within the meaning of the Securities Act) our company against any losses, claims, damages, liabilities and expenses arising under the securities laws in connection with this offering with respect to written information furnished to us by such selling shareholder; PROVIDED, HOWEVER, that the indemnification obligation is several, not joint, as to each selling shareholder.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

         The legality of the offered common shares and the exchange shares has been passed upon for us by Bradley A. Van Auken, our First Vice President-Legal, who is admitted to practice law in the State of Maryland. Certain tax matters have been passed upon for us by Piper Marbury Rudnick & Wolfe, Chicago, Illinois, our special tax counsel. Errol R. Halperin, a partner of Piper Marbury Rudnick & Wolfe, is a member of our Board of Trustees.

==============================================================================




                                 869,760 SHARES


                       EQUITY RESIDENTIAL PROPERTIES TRUST



                      COMMON SHARES OF BENEFICIAL INTEREST




                                  ------------

                                   PROSPECTUS

                                  ------------




                                  June __, 2001


================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth those expenses for distribution to be incurred in connection with the issuance and distribution of the securities being registered.

Registration Fee...............................      $11,938
Printing and Duplicating Expenses*.............        5,000
Legal Fees and Expenses*.......................       30,000
Accounting Fees and Expenses*..................        6,000
Blue Sky Fees and Expenses*....................        1,000
Miscellaneous*.................................        1,062
                                                     -------
Total*.........................................      $55,000
                                                     =======

-----------
*   Estimated

ITEM 15.  INDEMNIFICATION OF TRUSTEES AND OFFICERS

         Under Maryland law, a real estate investment trust formed in Maryland is permitted to eliminate, by provision in its Declaration of Trust, the liability of trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) acts or omissions established by a final judgment as involving active and deliberate dishonesty and being material to the matter giving rise to the proceeding. The Registrant's Declaration of Trust includes such a provision eliminating such liability to the maximum extent permitted by Maryland law.

         The Maryland REIT law, effective October 1, 1994, permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law ("MGCL") for directors and officers of Maryland corporations. As permitted by the MGCL, the Registrant's bylaws require it to indemnify (a) any present or former trustee, officer or shareholder or any individual who, while a trustee, officer or shareholder, served or is serving as a trustee, officer, director, shareholder or partner of another entity at the Registrant's express request who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of service in such capacity, against reasonable expenses incurred by him in connection with the proceeding, (b) any present or former trustee or officer or any individual who, while a trustee or officer served or is serving as a trustee, officer, director, shareholder or partner of another entity at the Registrant's express request against any claim or liability to which he may become subject by reason of service in such capacity unless it is established that (i) his act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty,
(ii) he actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful and (c) any present or former shareholder against any claim or liability to which he may become subject by reason of such status. In addition, the Registrant's bylaws require it to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a present or former trustee, officer or shareholder or any individual who, while a trustee, officer or shareholder, served or is serving as a trustee, officer, director, shareholder or partner of another entity at the Registrant's express request made a party to a proceeding by reason of such status, provided that, in the case of a trustee or officer, the Registrant shall have received (1) a written affirmation by such person of his good faith belief that he has met the standard of conduct necessary for indemnification by the Registrant as authorized or required by the bylaws and (2) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the Registrant if it shall ultimately be determined that the applicable standard of conduct was not met. The Registrant's bylaws also (x) permit the Registrant to provide indemnification and payment or reimbursement of expenses to a present or former trustee, officer or shareholder who served a predecessor of the Registrant or to any employee or agent of the Registrant or a predecessor of the Registrant, (y) provide that any indemnification and payment or reimbursement of the expenses permitted by the bylaws shall be furnished in accordance with the procedures provided for indemnification and payment or reimbursement of expenses under Section 2-418 of the MGCL for directors of Maryland corporations and (z) permit the Registrant to provide to the trustees and officers such other and further indemnification or payment or reimbursement of expenses to the fullest extent permitted by Section 2-418 of the MGCL for directors of Maryland corporations.

         The Registrant has entered into indemnification agreements with each of its trustees and executive officers. The indemnification agreements require, among other things, that the Registrant indemnify its trustees and executive officers to the fullest extent permitted by law and advance to the trustees and executive officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, the Registrant must also indemnify and advance all expenses incurred by trustees and executive officers seeking to enforce their rights under the indemnification agreements and may cover trustees and executive officers under the Registrant's trustees and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, as a traditional form of contract it may provide greater assurance to trustees and executive officers that indemnification will be available.

         The partnership agreements of ERP Operating Limited Partnership and its management subsidiaries also provide for indemnification of the Registrant and its officers and trustees to the same extent that indemnification is provided to officers and trustees of the Registrant in its Declaration of Trust, and limit the liability of the Registrant and its officers and trustees to the Operating Partnership and the Management Partnerships and their respective partners to the same extent that the liability of the officers and trustees of the Registrant to the Registrant and its shareholders is limited under the Registrant's Declaration of Trust.

ITEM 16.  EXHIBITS

4.1*      -   Second Amended and Restated Declaration of Trust
4.2**     -   Amendment to Second Amended and Restated Declaration of Trust
4.3***    -   Third Amended and Restated Bylaws
5         -   Opinion of Bradley A. Van Auken
8         -   Opinion of Piper Marbury Rudnick & Wolfe
23.1      -   Consent of Ernst & Young LLP
23.2      -   Consent of Bradley A. Van Auken (included in Exhibit 5)
23.3      -   Consent of Piper Marbury Rudnick & Wolfe (included in Exhibit 8)
24        -   Power of Attorney (filed as part of the signature page to the
              Registration Statement)

--------------------
* Included as Exhibit 3.1 to the Company's Current Report on Form 8-K dated May 30, 1997 and incorporated herein by reference.
** Included in Appendix B to the prospectus contained in the Company's Registration Statement on Form S-4 filed with the Commission on July 23, 1999 and incorporated herein by reference.
*** Included as Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1999 and incorporated herein by reference.

ITEM 17.  UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

PROVIDED, HOWEVER, that subparagraphs (i) and (ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to existing provisions or arrangements whereby the registrant may indemnify a trustee, officer or controlling person of the registrant against liabilities arising under the Securities Act of 1933, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on June 15, 2001.

                               EQUITY RESIDENTIAL PROPERTIES TRUST


                               By: /s/ Douglas Crocker II
                               ----------------------------------------------
                               Douglas Crocker II, President, Chief Executive Officer and Trustee

                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints Douglas Crocker II, David J. Neithercut and Bruce C. Strohm, or any of them, his attorneys-in-fact and agents, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith or in connection with the registration of the Securities under the Exchange Act, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of such attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities set forth below on June 15, 2001:

Name
----
/s/ Samuel Zell                             Chairman of the Board of Trustees
--------------------------------------
Samuel Zell

/s/ Douglas Crocker II                      President, Chief Executive Officer and Trustee
--------------------------------------
Douglas Crocker II

/s/ David J. Neithercut                     Executive Vice President and Chief Financial
--------------------------------------      Officer
David J. Neithercut

/s/ Michael J. McHugh                       Executive Vice President, Chief Accounting
--------------------------------------      Officer and Treasurer
Michael J. McHugh

/s/ Gerald A. Spector                       Executive Vice President, Chief Operating
--------------------------------------      Officer and Trustee
Gerald A. Spector

/s/ Sheli Z. Rosenberg                      Trustee
--------------------------------------
Sheli Z. Rosenberg

/s/ James D. Harper, Jr.                    Trustee
--------------------------------------
James D. Harper, Jr.

/s/ John W. Alexander                       Trustee
--------------------------------------
John W. Alexander

/s/ B. Joseph White                         Trustee
--------------------------------------
B. Joseph White

/s/ Henry H. Goldberg                       Trustee
--------------------------------------
Henry H. Goldberg

/s/ Jeffrey H. Lynford                      Trustee
--------------------------------------
Jeffrey H. Lynford

/s/ Edward Lowenthal                        Trustee
--------------------------------------
Edward Lowenthal

/s/ Michael N. Thompson                     Trustee
--------------------------------------
Michael N. Thompson

                                  EXHIBIT INDEX

Exhibit                              Exhibit
Number                             Description
-------                            -----------
4.1*            Second Amended and Restated Declaration of Trust

4.2**           Amendment to Second Amended and Restated Declaration of Trust

4.3***          Third Amended and Restated Bylaws

5               Opinion of Bradley A. Van Auken

8               Opinion of Piper Marbury Rudnick & Wolfe

23.1            Consent of Ernst & Young LLP

23.2            Consent of Bradley A. Van Auken (included in Exhibit 5)

23.3            Consent of Piper Marbury Rudnick & Wolfe (included in
                Exhibit 8)

24 Power of Attorney (filed as part of the signature page to the Registration Statement)

--------------------

* Included as Exhibit 3.1 to the Company's Current Report on Form 8-K dated May 30, 1997 and incorporated herein by reference.
** Included in Appendix B to the prospectus contained in the Company's Registration Statement on Form S-4 filed with the Commission on July 23, 1999 and incorporated herein by reference.
*** Included as Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1999 and incorporated herein by reference.